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                                                                   EXHIBIT 10.13

                                                          FINAL - FOLDING CARTON

                            PURCHASE/SUPPLY AGREEMENT
                              (Corrugated Products)

            PURCHASE/SUPPLY AGREEMENT dated as of April 12, 1999, between PACKAGING CORPORATION OF AMERICA, a Delaware corporation ("Seller"), and TENNECO PACKAGING INC., a Delaware corporation ("Buyer").

                              PRELIMINARY STATEMENT

            A. Seller and Tenneco Packaging, Inc. ("TPI"), an affiliate of Buyer, each are party to that Contribution Agreement, dated January 25, 1999 (the "Contribution Agreement"), pursuant to which Seller has agreed to acquire the Containerboard Business (as defined therein) of TPI, upon the terms and subject to the conditions set forth in the Contribution Agreement, for $2.2 billion in cash, securities and assumption of indebtedness. As of and following the closing on the date hereof of the transactions contemplated by the Contribution Agreement (the "Closing"), Seller owns and operates various box plants which produce various grades and types of corrugated products (each a "Box Plant").

            B. In the Contribution Agreement, TPI has agreed to cause Buyer to purchase from Seller, and Seller has agreed to sell to Buyer, certain corrugated products (the "Corrugated Products") produced by Seller, at the prices set forth herein, for five years after the Closing thereunder. Execution and delivery of this Agreement is a condition to the Closing.

            NOW, THEREFORE, the parties agree as follows:

      1. Purchase and Sale.

            1.1 Purchases. Subject to the terms and conditions set forth herein, Buyer agrees to purchase and Seller agrees to supply at the locations listed on Attachment A ("Buyer Locations") the percentage of Buyer's requirements listed on Attachment A for Corrugated Products (as may be updated or modified from time to time as mutually agreed upon by the parties, including New Products, the "Products") for such locations (so long as Seller produces such Products). The Buyer Locations constitute all of the folding carton facilities of Buyer that have purchased Corrugated Products from TPI during the 12-month period prior to the date hereof. New Products means Corrugated Products that are either (i) not of a type to be purchased by Buyer from Seller hereunder as of the date hereof, or (ii) a Product that Seller requests to be treated as a New Product pursuant to Section 1.6 hereunder.

            1.2 Purchase Orders. All of Buyer's purchases shall (subject to the last sentence of this Section 1.2) be made on the form of purchase orders used by Buyer at each of the Buyer Locations as of January 25, 1999, between such Buyer Location and the Box Plants (hereinafter referred to as "Orders"), and this Agreement shall be deemed to be incorporated into all such Orders. With respect to Corrugated Products, a Buyer Location may issue a blanket purchase order for Products hereunder, with releases, which may be written, verbal or electronic, issued from time to time under such blanket purchase orders for specific purchases. Any such release shall be deemed

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an Order. Each Order shall specify the type and quantity of Products, the delivery requirements, and any other relevant information, all of which (including the purchase orders) shall be in form and with terms and conditions consistent with past practices as of and during the 12-month period prior to the date hereof. In the event any term of any purchase order is inconsistent with, or more onerous to Seller than, the terms of this Agreement, the terms of this Agreement shall control.

            1.3 Acceptance. Seller shall be deemed to have accepted all Orders received from Buyer unless Seller notifies Buyer in writing within two business days of receipt of a specific Order that Seller is not accepting such Order.

            1.4 Lead Time. Buyer will cooperate with Seller to develop reasonable procedures designed to provide Seller with as much lead time as reasonably practical when placing or changing Orders. Similarly, if Seller ceases to manufacture particular Products, Seller shall provide Buyer with as much lead time as reasonably practical to allow for Buyer to make alternative arrangements to purchase such Products from one or more third parties. If Seller is unable to ship the Products for delivery on the required or requested date, Seller shall give Buyer notice thereof as soon as reasonably practical.

            1.5 Exceptions to Requirements. Notwithstanding Section 1.1 hereof, Buyer may purchase Products from third parties if (and only if):

                  (i) Seller is unable to meet Buyer's specifications set forth in an Order for a Product (which specifications will be consistent with, and subject to tolerances and allowances with respect to Product specifications as permitted in accordance with, past practices as of and during the 12-month period prior to the date of this Agreement, subject to changes arising from Buyer's bona fide business requirements provided that such changes (A) do not change any term, such as price, specifically addressed in this Agreement, and (B) the increased costs from any changes shall be borne by Buyer, notwithstanding any other provision of the this Agreement, including clause (A) above, to the contrary), in which case Buyer shall not be obligated to purchase such Products in such Order for which the specifications can not be met from Seller in the future until such time as Seller is capable of producing such Products meeting such specifications;

                  (ii) Seller is unable to meet Buyer's delivery requirements set forth in an Order (provided such delivery requirements are in accordance with past practices as of and during the 12-month period prior to the date of this Agreement, subject to changes arising from Buyer's bona fide business requirements provided that such changes (A) do not change any term, such as price, specifically addressed in this Agreement, and (B) the increased costs from any changes shall be borne by Buyer, notwithstanding any other provision of the this Agreement, including clause (A) above, to the contrary), in which case Buyer shall not be obligated to purchase the quantity of the Products specified in such Order for which the delivery requirements or requested shipping date can not be met from Seller; or


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                  (iii) Seller rejects any Orders for any other reason, in which case Buyer shall not be obligated to purchase the quantity of the Products specified in such Orders from Seller.

The exceptions set forth in clauses (ii) and (iii), above, shall apply only to the specific Orders, and not to future Orders covering the same Products, unless the reason for the rejection of an Order under clause (iii) is because Seller does not manufacture or is not capable of manufacturing such Products, in which case clause (iii) will, with respect to such Products, apply to future Orders, to the extent set forth in clause (i) as if such rejection had been made pursuant to clause (i).

            1.6 Good Faith Cooperation; Past Practices. The parties shall perform their respective duties and exercise their respective rights under this Agreement in the utmost good faith and fair dealing, and, subject to the specific terms on the face of this Agreement (and not including terms in purchase orders), in a manner consistent with past dealings and practices (including delivery requirements and tolerances and allowances with respect to Product specifications) as of and during the 12-month period prior to the date of this Agreement (subject to changes arising from Buyer's bona fide business requirements provided that such changes (a) do not change any term, such as price, specifically addressed in this Agreement, and (b) the increased costs from any changes shall be borne by Buyer, notwithstanding any other provision of the this Agreement (including clause (a) above) to the contrary. In the event Buyer materially changes its specifications for Products hereunder, Seller may request that the Product be deemed to constitute a New Product, in which event
Section 4.3 shall be applicable.

      2. Term. Unless earlier terminated in accordance with the terms hereof, this Agreement shall be in effect for a period of five years commencing on the date hereof.

      3. Delivery.

            3.1 Deliveries. Delivery of Products shall be made F.O.B. delivered to the Buyer Locations in accordance with the schedule and quantities set forth on Buyer's Orders or such other locations as agreed to by Buyer and Seller. Seller shall effect delivery in accordance with Buyer's reasonable instructions in each Order, including instructions concerning load tags, delivery appointments, pallets, drop trailers, and packaging/strapping, provided such instructions are in accordance with past practices as of and during the 12-month period prior to the date of this Agreement, subject to changes arising from Buyer's bona fide business requirements, provided that the increased costs from any changes shall be borne by Buyer. Buyer and Seller will cooperate to establish preferred carriers to minimize freight expenses.

            3.2 Title. Title, possession and risk of loss of all Products sold hereunder shall pass to Buyer when the Product is unloaded at the Buyer Locations, or such other locations as agreed to by Buyer and Seller.

            3.3 Delivery Performance. If Seller fails to achieve a 95% on-time delivery performance for Corrugated Products at any Buyer Location for any two months in any 12 consecutive month period, Buyer may deliver Seller a notice of deficient performance with respect


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to such Buyer Location. If Seller fails to achieve a 95% on-time delivery performance at such Buyer Location during any 30 consecutive day period during the 90 days following delivery of such notice of deficient performance, Buyer shall have the right, in addition to any other rights available to it under this Agreement, to cancel this Agreement with respect to such Buyer Location upon 30 days written notice to Seller. This Section 3.3 shall not apply if the reason Seller has not shipped Products to a Buyer Location is due to Buyer's default under this Agreement.

      4. Price and Similar Terms.

            4.1 Corrugated Products. The purchase price for the Corrugated Products purchased and delivered during the term hereof shall be Seller's prices and terms of payment in effect on the date of shipment as provided below:

                  (a) Initial Price. The initial purchase prices for Corrugated Products shall be the prices as currently charged by Tenneco Packaging to the various Buyer Locations as of the date hereof, which prices were determined in a manner consistent with Tenneco Packaging's historical practices (without any rebates or year-end discounts). The initial price for new Corrugated Products shall be determined by Section 4.3 hereof. Except as adjusted in accordance with the terms of this Agreement, prices shall be firm during the Term.

                  (b) Adjustments.

                        (i) Board Costs. Prices of Corrugated Products sold under this Agreement shall be periodically adjusted up or down ("Adjustments") based on changes in the low value of the range (if a range is provided) or the stated price (if no range is provided) for linerboard and corrugating medium as listed in the "Price Watch:
      Paperboard/Packaging" data published once a month in Pulp and Paper Week (an example "Price Watch:Paperboard/Packaging" is attached hereto for illustrative purposes only as Attachment C ). The Buyer Locations located in the following states will use the "West" product pricing listed in "Price Watch: Paperboard/Packaging": Washington, Oregon, California, Montana, Idaho, Nevada, Wyoming, Colorado, Utah, Arizona and New Mexico. All other Buyer Locations will use the "East" product pricing listed in "Price Watch: Paperboard/Packaging." Price increases or decreases shall be calculated as provided and illustrated in Attachment D hereto. Price adjustments, whether increases or decreases, shall be made thirty days after the publication date of "Price Watch: Paperboard/Packaging," but only if the cumulative change from an existing price equals or exceeds $10.00 per ton. "Price Watch" changes identified to specific geographic regions shall trigger Adjustments applicable only to the affected regions.

                        (ii) Non-Board Costs. Adjustments shall also be made during each calendar year of the Term to accommodate positive or negative changes in Seller's costs for freight, energy, labor, factory overhead and other non-Containerboard related costs ("Non-board Costs"). These Adjustments shall be made once each calendar year, if applicable. During February of each calendar year of the Term beginning February 2000, Seller shall prepare a proposed Adjustment to accommodate changes in Non-board Costs


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      since the previous February's Non-board Costs Adjustment. Seller's proposed Adjustments and written justification therefor, including substantiation thereof, shall be mailed by Seller to Buyer by February 28 of each year. Any Adjustment for Non-board Costs changes shall not take effect until Buyer and Seller agree on the amount of the Adjustment. In any event, such Adjustment shall be effective not earlier than June 1 nor later than June 30 following the applicable February computation. Any such Price changes shall be limited to a maximum annual increase of 1.0%.

                        (iii) Negotiations and Arbitration. Any negotiation of Adjustments required by this Section 4.1(b) shall be done in good faith. In the event that the Parties are unable to reach agreement on revised pricing, as called for by any of the provisions of this Section 4.1(b), then the matter shall be submitted to arbitration. The arbitration shall be conducted by a single arbitrator under the then-current rules of the American Arbitration Association. The arbitrator shall be chosen by mutual agreement from a list of persons knowledgeable in the area of corrugated purchasing. The parties shall instruct the arbitrator to make its decision as promptly as practical, and to effectuate the intent of the parties as specified in this Agreement, including Section 1.6 and other Sections of this Agreement. The arbitrator shall have the discretion to awards costs to either party. The decision and award of the arbitrator shall be based upon its interpretation and enforcement of the terms of this Agreement and shall be final and binding.

            4.2 INTENTIONALLY OMITTED

            4.3 New Products. The price for New Products shall be determined by reference to the pricing factors for similar Products being sold by Seller hereunder at the same Buyer Location, including quantity, size, board combination, print coverage and margin. In the event the parties cannot agree on the price for a New Product, the matter shall be submitted to arbitration as set forth in Section 4.1(b)(iii) hereof.

            4.4 Books and Records. Buyer shall have the right, at Buyer's expense, upon reasonable notice and during normal business hours, to review Seller's books and records with respect to Seller's Non-Board Costs and the pricing of any new Products that Buyer agrees to purchase from Seller and Seller agrees to sell to Buyer pursuant to Section 4.3 hereof. Seller shall have the right, at Seller's expense, upon reasonable notice and during normal business hours, to review Buyer's books and records relating to purchases of Products at the Buyer Locations to verify compliance with the requirements of Section 1 hereof, including Buyer's purchases of Products from persons other than Seller. All information obtained through any such review by either party or their respective agents pursuant to this Section 4.4 shall be held in confidence. Notwithstanding the foregoing, either party may require that the other party's review be conducted by such other party's outside accountants if the first party has a good faith concern that such disclosure would involve disclosure of proprietary or confidential information.

      5. Payment Terms. Terms of Payment shall be net 30 days. All payments shall be made at such place of payment as designated by Seller in writing to Buyer. Each party shall


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promptly reimburse the other party for any and all costs and expenses of any nature or kind whatsoever (including but not limited to attorneys' fees) in seeking to collect an unpaid amount

      6. Warranty.

            6.1 General. Seller warrants that (a) it will have good title to all Products, (b) the Products will be free and clear of all liens and encumbrances,
(c) the Products will be of good material and workmanship, free from material defects, and in conformance with Buyer's specifications (as the parties may agree in writing to amend or modify such specifications from time to time), consistent with the provisions of Section 1.6 hereof as they relate to tolerances and allowances and other specifications, and (iv) the Products will be in compliance with specifications that Seller meets for shipments to Seller's own container plants or used for its own products. Any claims involving non-complying or damaged Products or for shortages shall be made within 60 days after delivery to Buyer, unless Buyer first learns of such non-compliance from a third party more than 60 days after the date of delivery to Buyer, in which event Buyer shall give Seller notice as soon as reasonably practical after learning of such non-compliance. All other claims shall be made promptly after Buyer learns of such claim.

            6.2 Compliance with Law. Seller shall, insofar as it relates to compliance with material laws, rules and regulations, perform its services under the Agreement in a manner generally consistent with past practices of TPI in conducting the Containerboard Business as of and during the 12-month period prior to the date hereof, including the Fair Labor Standards Act of 1938, the Walsh-Healey Public Contracts Act, the Contract Work Hours and Safety Standards Act, and laws prohibiting the use of convict labor. To the extent TPI, in conducting the Containerboard Business as of and during the 12-month period prior to the date hereof, furnished to Buyer Material Safety Data Sheets containing health, safety, and other hazard communication information on the Products consistent with OSHA's Hazard Communications Standard, Seller shall continue to provide such information to Buyer.

            6.3 Disclaimer of Year 2000 Compliance Warranty SELLER (AND ITS AFFILIATES) AND BUYER (AND ITS AFFILIATES) EXPRESSLY DISCLAIM ANY WARRANTIES THAT THE PRODUCTS PROVIDED BY SELLER AND/OR ITS AFFILIATES TO BUYER UNDER THIS AGREEMENT ARE YEAR 2000 COMPLIANT, THAT IS, THAT SOFTWARE, HARDWARE AND OTHER EQUIPMENT USED IN THE PROVISION OF THE PRODUCTS HEREUNDER WILL ACCURATELY PROCESS DATE DATA SUCH THAT: (a) NO VALUE FOR A DATE WILL CAUSE ANY INTERRUPTION IN PROCESSING, (b) DATE-BASED FUNCTIONALITY OPERATES CONSISTENTLY FOR DATES PRIOR TO, DURING AND AFTER THE YEAR 2000, AND (c) LEAP YEARS WILL BE ACCURATELY RECOGNIZED AND PROCESSED.

            6.4 Disclaimer of All Other Warranties. EXCEPT AS PROVIDED HEREIN, SELLER (AND ITS AFFILIATES) DOES NOT MAKE ANY REPRESENTATIONS, WARRANTIES (INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) OR GUARANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO ANY PRODUCTS PROVIDED HEREUNDER.


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      7. Force Majeure. Neither Buyer nor Seller shall be liable for inability to perform where such inability is the result of fire, flood, natural calamity, weather, strike, government act or order, or any other cause reasonably beyond the control of the party failing to perform. In the event Seller is excused from performing because of force majeure, Buyer may obtain Products from alternative sources, and may, if required to do so, honor reasonable commitments beyond the expiration of the event of force majeure without liability to Seller, provided that Buyer has acted reasonably under the circumstances in making such commitments and that it was necessary for Buyer to make such commitments. In the event Buyer is excused from performing because of force majeure, Seller may, if required to do so, honor reasonable commitments beyond the expiration of the event of force majeure without liability to Buyer, provided that Seller has acted reasonably under the circumstances in making such commitments and that it was necessary for Seller to make such commitments.

      8. Default. In the event either party materially defaults in the prompt or full performance of any material provision of this Agreement and such default was wanton, willful and intentional, the other party shall give written notice of such default and the defaulting party shall have thirty (30) days to cure such default. If such default is not cured to the non-defaulting party's reasonable satisfaction, the non-defaulting party shall have the right to terminate this Agreement effective immediately. A party that is in default under this Agreement and to whom a notice of default has been given with respect to such default shall not have the right to terminate this Agreement.

      9. Limitation of Damages. Buyer will have no liability to Seller except to purchase and pay for Products and Seller will have no liability to Buyer except to sell and deliver Products as set forth herein. In the event of a default in payment for delivered Products, Seller's remedy shall be limited to the unpaid contract price, together with such incidental damages, if any, as allowed by the Uniform Commercial Code. In the event of any other default, the non-defaulting party's damages shall be limited to the difference between the market or cover price and unpaid contract price, together with such incidental damages, if any, as allowed by the Uniform Commercial Code, but only for Products purchased pursuant to Orders pursuant to this Agreement.

      10. Separate Sales. Each shipment of Products under this Agreement shall constitute a separate and distinct sale, and any default by either party with respect to any shipment shall not affect the right of the other party to insist upon full performance of the provisions of this Agreement for its full term.

      11. Miscellaneous.

            11.1 Notices. All notices or other communications hereunder (other than purchase orders and similar communications) shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile transmission; provided that the facsimile transmission is promptly confirmed by telephone


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confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

            If to Seller: Packaging Corporation of America
                          1900 Field Court
                          Lake Forest, Illinois 60045
                          Facsimile:
                          Telephone:
                          Attn: Chief Executive Officer

            If to Buyer:  Tenneco Packaging Inc.
                          1900 Field Court
                          Lake Forest, Illinois 60045
                          Facsimile:   847-482-4589
                          Telephone:  847-482-2430
                          Attn: General Counsel

Either party may from time to time change the address or facsimile number to which notices shall be given by giving the other party written notice thereof. Purchase orders and similar communication may be given in any commercially reasonable fashion, based on the parties' course of dealing.

            11.2 No Third Party Benefits. This Agreement is made for the sole benefit of Seller and Buyer and no other person shall have any right or remedy or other legal interest of any kind under or by reason of this Agreement.

            11.3 Waiver. The failure of either party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement, or to take advantage of any of its rights, shall not operate as a continuing waiver of such provisions or rights and shall not prevent such party from insisting upon such provisions and taking advantage of such rights in the future.

            11.4 Assignment. Neither party to this Agreement may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto, except that (i) in the event a party hereto merges or consolidates with another person or transfers substantially all of its assets to another person, such party's rights and obligations shall be assigned to and assumed by such other person and (ii) in the event Buyer transfers ownership of a Buyer Location, Buyer shall assign its rights and obligations hereunder to the new owner of such Buyer Location pursuant to a written assignment and assumption agreement which requires the purchaser of such Buyer Location to assume all of Buyer's rights and obligations under this Agreement with respect to such Buyer Location without limitation or qualification for the balance of the term of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns hereunder.

            11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to its conflict of laws provision.


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            11.6 Entire Agreement. This Agreement embodies the entire agreement between the parties with respect to the purchase and sales of Products and cancels and supersedes any prior agreements, representations, or purchase orders between the parties with respect to the matters covered in this Agreement. Except for Buyer Locations, Products, delivery requirements, and price, no other terms and conditions appearing on purchase orders, acknowledgments or other forms shall be binding unless expressly agreed to by both parties in writing. No amendment of this Agreement shall be effective unless stated in writing and signed by both parties. The Attachments hereto are an integral part of this Agreement and are incorporated by reference herein.

            11.7 Severability. In the event that any provision of this Agreement is held illegal or invalid for any reason, such illegality or invalidity shall at the option of the party against whom the same is asserted not affect the remaining parts of this Agreement, but this Agreement shall be construed and enforced as if the illegal or invalid provision had never been inserted herein.

            11.8 Interpretation. The word "including" shall mean "including without limitation." The headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. The rights and remedies they may have at law or in equity, which shall survive and remain available notwithstanding the expiration of any rights hereunder.

            IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement as of the day first above written.

                                    PACKAGING CORPORATION OF AMERICA


                                    By: /s/ Richard B. West
                                       ---------------------------------------
                                    Name: Richard B. West
                                         -------------------------------------
                                    Title: Secretary
                                          ------------------------------------


                                    TENNECO PACKAGING INC.


                                    By: /s/ James V. Fanlkner, Jr.
                                       ---------------------------------------
                                    Name: James V. Fanlkner, Jr.
                                         -------------------------------------
                                    Title: Vice President
                                          ------------------------------------


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